Exhibit 99.1
For Immediate Release

CNO Financial Group Amends and Extends Revolving Credit Facility

CARMEL, Ind., October 16, 2017 - CNO Financial Group, Inc. (NYSE: CNO) today announced the successful completion of an amendment and extension of its revolving credit facility. The amended $250 million senior unsecured revolver replaces the current $150 million facility scheduled to mature May 19, 2019, and extends the maturity date of the facility to October 13, 2022, provided the $325 million senior notes due 2020 are refinanced prior to November 30, 2019.

The amended facility improves CNO’s financial flexibility and includes an increase in the aggregate amount of additional incremental loans the Company may incur from $50 million to $100 million.

The amount drawn under the amended revolving credit facility continues to be $100 million.

Additional information on today’s announcement is available in a Form 8-K filed with the Securities and Exchange Commission, which can also be found in the investors section of our website at www.cnoinc.com.

KeyBank National Association, RBC Capital Markets and Goldman Sachs Bank USA acted as joint lead arrangers and joint book-runners for the amended revolving credit facility.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

For further information: (News Media) Barbara Ciesemier +1.312.396.7461 or (Investors) Adam Auvil +1.317.817.6310

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